EXHIBIT 99.1

Civeo Reports Fourth Quarter 2015 Results

Announces 2016 Guidance and Amended Credit Facility

HOUSTON, Feb. 24, 2016 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the fourth quarter ended December 31, 2015 as well as subsequent operational and financial updates.

Highlights include:

  Delivered solid operating cash flows after capital expenditures and asset sales in the fourth quarter, driven by cost containment, capital discipline and working capital efficiency;
  Reduced total debt outstanding to $402 million from $775 million at the end of 2014; and
  Amended existing revolving credit facility to modify certain covenants to provide additional financial flexibility.

“Despite the challenging market conditions that persisted throughout 2015, we successfully delivered on our strategic objectives to generate free cash flow, adjust our cost structure to match our market opportunities, significantly reduce our debt, win new business and continue to deliver best-in-class services,” said Bradley J. Dodson, President and Chief Executive Officer.

“In the fourth quarter, we achieved the results we expected and worked to position the Company to be highly competitive in what is likely to be another challenging year. We expect to generate free cash flow and further reduce debt in 2016. Our confidence is supported by key contracts currently in place, recent contract wins, well-capitalized customers committed to long term projects, and continued pursuit of incremental revenue opportunities and operational efficiencies.

“We enter 2016 with a consistent three-pronged approach to address current market conditions: drive free cash flow, reduce leverage, and capture organic growth opportunities. We amended our credit facility in February to include new leverage covenants that should give us increased financial flexibility through early 2018. Taken together, our improved financial footing, coupled with our team’s demonstrated ability to deliver on our strategy, positions the Company to manage through this cyclical downturn,” Mr. Dodson said.

Fourth Quarter 2015 Results

In the fourth quarter of 2015, the Company generated revenues of $97.3 million and Adjusted EBITDA of $22.1 million. Net loss was $10.6 million, or a loss of $0.10 per share, which included $1.9 million in pre-tax charges, or $0.01 per share after-tax, related to costs incurred in connection with the migration to Canada. Excluding these charges, adjusted net loss was $9.4 million, or a loss of $0.09 per share.

(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those directly associated with the 2014 spin-off from Oil States International and the migration to Canada. Please see a reconciliation to GAAP measures at the end of this news release.)

By comparison, in the fourth quarter of 2014, the Company generated revenues of $219.7 million and Adjusted EBITDA of $77.7 million. Net loss for the 2014 fourth quarter was $271.6 million, or $2.54 per share, which included $282.3 million in pre-tax charges, or $2.73 per share after-tax, related to goodwill, fixed asset and intangible assets impairments, transition and migration costs and deferred income taxes. Excluding these charges, the Company generated $18.0 million of adjusted net income, or $0.19 per share.

Revenues and Adjusted EBITDA declined in 2015 as compared to 2014 due to lower occupancy levels resulting from lower customer activity levels in both the Canadian oil sands and Australian mining industries and the unfavorable impact of a stronger U.S. dollar compared to the Canadian and Australian dollars.  The Canadian dollar declined by 15% and the Australian dollar declined by 16% compared to the U.S. dollar on a year-over-year basis.

Full Year 2015 Results

For the full year 2015, the Company reported revenues of $518.0 million, Adjusted EBITDA of $141.1 million and a net loss of $131.8 million, or a loss of $1.24 per share.

In 2014, the Company reported revenues of $942.9 million, Adjusted EBITDA of $339.8 million and a net loss of $189.0 million, or a loss of $1.77 per share.

The decline in revenues and Adjusted EBITDA in 2015 as compared to 2014 was largely driven by the weakening of the Canadian and Australian dollars, and lower levels of activity that resulted in decreased occupancy and room rates in both the Canada and Australian segments.

Full year 2015 results included the impact of the following items:

  A $43.2 million pre-tax loss, or a $0.40 per share after-tax loss, from the impairment of goodwill in our Canadian reporting unit;
  an $80.7 million pre-tax loss, or $0.52 per share after-tax loss, from the impairment of fixed assets and intangible assets;
  a $7.0 million pre-tax loss, or a $0.05 per share after-tax loss, from costs incurred in connection with the migration to Canada; and
  a $1.5 million pre-tax loss, or $0.01 per share after-tax loss, from the write-off of debt issuance costs.

Full year 2014 results included the impact of the following items:

  a $290.5 million pre-tax charge, or $2.45 per share after-tax loss, from goodwill, fixed asset and intangible asset impairments;
  a $34.9 million after-tax loss, or $0.33 per share after-tax loss, from the establishment of a deferred tax liability related to a portion of the Company's undistributed foreign earnings, which Civeo no longer expects to indefinitely reinvest and a valuation allowance against certain deferred tax assets;
  a $7.8 million pre-tax expense, or $0.05 per share after-tax loss, related to transition costs and debt extinguishment costs incurred in connection with the spin-off from Oil States;
  a $4.1 million pre-tax expense, or $0.03 per share after-tax loss, from severance costs associated with the termination of an executive; and
  a $2.6 million pre-tax expense, or $0.02 per share after-tax loss, from costs associated with the proposed migration to Canada.

Business Segment Results

(Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2015 to the results for the fourth quarter of 2014.  The results discussed below exclude the goodwill and fixed asset impairment and migration related expenses noted above.)

Canada

The Canadian segment generated revenues of $65.8 million and Adjusted EBITDA of $13.6 million in the fourth quarter of 2015 compared to revenues of $150.5 million and Adjusted EBITDA of $56.4 million in the fourth quarter of 2014. Results were negatively impacted by a weaker Canadian dollar relative to the U.S. dollar, which reduced revenues by $11.5 million and Adjusted EBITDA by $2.3 million. Excluding the year-over-year impact of exchange rates, revenues would have decreased $73.2 million and Adjusted EBITDA would have decreased by $40.5 million. On a constant currency basis, revenues decreased due to reduced occupancy at lodges as well as lower contract camp revenue due to large pipeline projects conducted in 2014 that did not recur in 2015.  These items were partially offset by the ramping up of the Company’s Mariana Lake Lodge in the third quarter of 2015 and the Sitka Lodge in the fourth quarter of 2015.

Australia

The Australian segment generated revenues of $26.7 million and Adjusted EBITDA of $13.7 million in the fourth quarter of 2015, compared to revenues of $49.4 million and Adjusted EBITDA of $25.0 million in the fourth quarter of 2014. Results for the fourth quarter 2015 included a $3.7 million gain in foreign currency translation. Results were negatively impacted by a weaker Australian dollar relative to the U.S. dollar, which reduced revenues by $5.0 million and Adjusted EBITDA by $2.5 million. Excluding the year-over-year impact of exchange rates, revenues would have decreased $17.7 million and Adjusted EBITDA would have decreased by $8.8 million. On a constant currency basis, the revenue and Adjusted EBITDA declines were primarily due to lower occupancy resulting from reduced customer commitments and lower overall customer activity and spending, primarily in the Bowen Basin.

U.S.

The U.S. segment generated revenues of $4.8 million and negative Adjusted EBITDA of $2.0 million in the fourth quarter of 2015, compared to revenues of $19.8 million and Adjusted EBITDA of $2.1 million in the fourth quarter of 2014. Results reflect lower U.S. drilling activity in the Bakken, Rockies and Texas markets, increased competition and lower pricing.

Income Taxes

The Company recognized an income tax benefit of $5.6 million, which resulted in an effective tax rate of 35% in the fourth quarter of 2015.  During the fourth quarter 2014, the Company recognized income tax expense of $15.0 million, which resulted in a negative effective tax rate of 5.8%, primarily due to the effect of non-deductible goodwill impairment charges, an $8.8 million valuation allowance against certain deferred tax assets, and the establishment of a $25.3 million deferred tax liability related to a portion of previously undistributed foreign earnings, which the Company no longer expects to indefinitely reinvest due to the expected required reduction in its outstanding indebtedness discussed below.

Financial Condition

As of December 31, 2015, the Company had total liquidity of approximately $204.1 million, comprising $196.3 million available under its credit facilities and $7.8 million of cash on hand.

During 2015, the Company reduced total debt outstanding by 48% to $401.6 million at December 31, 2015, down from $775 million at December 31, 2014.

Subsequent to year end, on February 18, 2016, Civeo completed an amendment to its revolving bank credit facility that gives the Company additional flexibility to manage through the current cyclical downturn in oil and mining activity. Under the amended credit facility, Civeo’s leverage ratio (Adjusted EBITDA/debt) may reach a maximum of 5.5x in the third and fourth quarters of 2016 before decreasing by 25 basis points every six months thereafter to 4.75x by the first quarter of 2018.

The amendment establishes interest rates for leverage ratios: (1) between 4.75 times and less than 5.0 times and (2) above 5.0 times that are 50 and 100 basis points, respectively, higher than the previously highest rate.  In conjunction with this amendment, Civeo repaid $25 million of its U.S. Term Loan and reduced its Canadian revolver by $25 million, thereby reducing total borrowing capacity going forward to $700 million from $750 million. (Additional information on the terms of the amendment can be found in a separate Form 8-K also filed today.)

The Company invested $18.7 million in capital expenditures during the fourth quarter of 2015, primarily for routine capital maintenance and completion of the Sitka Lodge.  For the full year 2015, Civeo’s capital expenditures totaled $62.5 million, compared with $251.2 million in 2014.

First Quarter and Full Year 2016 Guidance

For the first quarter of 2016, the Company expects revenues of $90 million to $95 million and EBITDA of $16 million to $19 million. For the full year of 2016, the Company expects revenues of $385 million to $415 million and EBITDA of $72 million to $82 million.

NYSE Listing Requirements

The average closing price of the Company’s common shares over a recent period of 30 consecutive trading days has fallen below $1.00 per share, which is the minimum average closing price per share required to maintain listing on the NYSE.  The Company expects to receive a delisting notice from the NYSE with respect to its noncompliance with the listing standards.  Under the NYSE rules, a company generally has a period of six months following the receipt of the notice to regain compliance. The Company’s board of directors intends to propose a reverse share split at its 2016 annual shareholders’ meeting to cure the noncompliance.  The Company will issue a subsequent press release and file a Form 8-K upon receipt of the notice, as required by applicable SEC and NYSE rules.

Conference Call

Civeo will host a conference call to discuss its fourth quarter 2015 financial results today at 11:00 a.m. Eastern time.  This call is being webcast and can be accessed at Civeo’s website at www.civeo.com. Participants may also join the conference call by dialing (877) 407-0672 in the United States or (412) 902-0003 internationally and asking for the Civeo call. A replay will be available after the call by dialing (877) 660-6853 in the United States or (201) 612-7415 internationally and entering the passcode 13630017#.

About Civeo

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of 19 lodges and villages in operation in Canada and Australia, with an aggregate of more than 23,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with the  Company’s migration to Canada, including, among other things, risks associated with changes in tax laws or their interpretations, the ability to realize the anticipated benefits thereof, the impact thereof on the Company’s relationships, including with employees, customers, competitors and investors, risks related to our ability to meet the continued listing standards of the NYSE and other factors discussed in the “Business” and “Risk Factors” sections of the Company’s annual report on Form 10-K for the year ended December 31, 2014, and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission.  Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

      -          Financial Schedules Follow     -

CIVEO CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2015	2014	2015	2014

Revenues	$97,285	$219,694	$517,963	$942,891

Costs and expenses:
Cost of sales and services	65,527	131,005	327,613	544,921
Selling, general and administrative expenses	16,645	19,276	68,441	70,345
Spin-off and formation costs	-	853	-	4,350
Depreciation and amortization expense	31,831	47,200	152,990	174,970
Impairment expense	-	278,898	122,926	290,508
Other operating income (expense)	(3,816)	436	(9,004)	688
	110,187	477,668	662,966	1,085,782
Operating income (loss)	(12,902)	(257,974)	(145,003)	(142,891)

Interest expense to affiliates	-	-	-	(6,980)
Interest expense to third-parties, net of capitalized interest	(4,706)	(5,951)	(22,585)	(14,396)
Loss on extinguishment of debt	-	-	(1,474)	(3,455)
Interest income	64	1,074	2,033	3,915
Other income	1,451	6,513	3,276	7,524
Income (loss) before income taxes	(16,093)	(256,338)	(163,753)	(156,283)
Income tax benefit (provision)	5,638	(14,968)	33,089	(31,379)
Net income (loss)	(10,455)	(271,306)	(130,664)	(187,662)
Less: Net income attributable to noncontrolling interest	142	328	1,095	1,381
Net income (loss) attributable to Civeo Corporation	$(10,597)	$(271,634)	$(131,759)	$(189,043)

Net income (loss) per share attributable to Civeo Corporation common stockholders:
Basic	$(0.10)	$(2.54)	$(1.24)	$(1.77)
Diluted	$(0.10)	$(2.54)	$(1.24)	$(1.77)

Weighted average number of common shares outstanding (1):
Basic	106,667	106,322	106,604	106,306
Diluted	106,667	106,322	106,604	106,306

Dividends per common share	$-	$0.13	$-	$0.26

(1) On May 30, 2014, 106,538 thousand shares of our common stock were distributed to Oil States stockholders in connection with the spin-off of Civeo Corporation from Oil States (Spin-Off). For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed this amount to be outstanding as of the beginning of each period prior to the separation presented in the calculation of weighted-average shares. In addition, we have assumed the dilutive securities outstanding at May 30, 2014 were also outstanding for each of the periods presented prior to the Spin-Off.

CIVEO CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	DECEMBER 31, 2015	DECEMBER 31, 2014

Current assets:
Cash and cash equivalents	$7,837	$263,314
Accounts receivable, net	61,467	160,253
Inventories	5,631	13,228
Prepaid expenses and other current assets	16,301	27,161
Total current assets	91,236	463,956

Property, plant and equipment, net	931,914	1,248,430
Goodwill, net	-	45,260
Other intangible assets, net	35,309	50,882
Other noncurrent assets	12,753	20,633
Total assets	$1,071,212	$1,829,161

Current liabilities:
Accounts payable	$24,609	$36,277
Accrued liabilities	14,834	22,512
Income taxes	1,104	61
Current portion of long-term debt	17,698	19,375
Deferred revenue	7,747	18,539
Other current liabilities	493	21,677
Total current liabilities	66,485	118,441

Long-term debt to third-parties	383,862	755,625
Deferred income taxes	25,391	55,500
Other noncurrent liabilities	31,704	39,486
Total liabilities	507,442	969,052

Shareholders' equity:
Common stock	-	1,067
Additional paid-in capital	1,305,930	1,300,042
Accumulated deficit	(376,376)	(244,617)
Accumulated other comprehensive loss	(366,309)	(198,491)
Total Civeo Corporation stockholders' equity	563,245	858,001
Noncontrolling interest	525	2,108
Total shareholders' equity	563,770	860,109
Total liabilities and shareholders' equity	$1,071,212	$1,829,161

CIVEO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	TWELVE MONTHS ENDED DECEMBER 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(130,664)	$(187,662)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	152,990	174,970
Impairment charges	122,926	290,508
Inventory write-down	1,015	-
Loss on extinguishment of debt	1,474	3,455
Deferred income tax benefit	(34,175)	4,333
Non-cash compensation charge	4,614	6,283
Gains on disposals of assets	(1,826)	(5,877)
Provision (benefit) for loss on receivables	1,205	(1,276)
Other, net	1,424	1,096
Changes in operating assets and liabilities:
Accounts receivable	80,347	4,840
Inventories	5,406	15,174
Accounts payable and accrued liabilities	(12,885)	(167)
Taxes payable	6,204	(16,738)
Other current assets and liabilities, net	(11,924)	2,114
Net cash flows provided by operating activities	186,131	291,053

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(62,451)	(251,158)
Proceeds from disposition of property, plant and equipment	12,683	12,086
Net cash flows used in investing activities	(49,768)	(239,072)

Cash flows from financing activities:
Proceeds from issuance of common shares	500	-
Term loan borrowings, net of issuance costs	325,000	775,000
Term loan repayments	(729,425)	-
Revolver borrowings (repayments), net	59,143	-
Dividends paid	-	(27,790)
Debt issuance costs	(4,833)	(9,235)
Distributions to Oil States	-	(750,000)
Contributions from Oil States	-	28,257
Net cash flows provided by (used in) financing activities	(349,615)	16,232

Effect of exchange rate changes on cash	(42,225)	(29,027)

Net change in cash and cash equivalents	(255,477)	39,186

Cash and cash equivalents, beginning of period	263,314	224,128

Cash and cash equivalents, end of period	$7,837	$263,314

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2015	2014	2015	2014
Revenues
Canada	$65,777	$150,502	$344,249	$661,416
Australia	26,660	49,432	135,964	213,279
United States	4,848	19,760	37,750	68,196
Total revenues	$97,285	$219,694	$517,963	$942,891

EBITDA (1)
Canada	$13,530	$39,156	$28,215	$214,860
Australia	13,791	(161,268)	31,919	(87,000)
United States	(2,014)	(73,641)	(25,201)	(65,574)
Corporate and eliminations	(5,069)	(8,836)	(24,765)	(24,064)
Total EBITDA	$20,238	$(204,589)	$10,168	$38,222

Adjusted EBITDA (1)
Canada	$13,601	$56,441	$95,125	$236,271
Australia	13,710	25,019	65,686	108,550
United States	(2,014)	2,050	(948)	12,900
Corporate and eliminations	(3,175)	(5,768)	(18,743)	(17,944)
Total adjusted EBITDA	$22,122	$77,742	$141,120	$339,777

Operating income (loss)
Canada	$(10,606)	$(4,163)	$(73,215)	$106,580
Australia	(667)	(182,009)	(24,817)	(155,851)
United States	(6,472)	(80,295)	(40,083)	(86,959)
Corporate and eliminations	4,843	8,493	(6,888)	(6,661)
Total operating income (loss)	$(12,902)	$(257,974)	$(145,003)	$(142,891)

(1) The term EBITDA is defined as net income plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the Spin-Off and the migration. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2015	2014	2015	2014

Net income (loss)	$(10,597)	$(271,634)	$(131,759)	$(189,043)
Income tax (benefit) provision	(5,638)	14,968	(33,089)	31,379
Depreciation and amortization	31,831	47,200	152,990	174,970
Interest income	(64)	(1,074)	(2,033)	(3,915)
Interest expense	4,706	5,951	24,059	24,831
EBITDA	$20,238	$(204,589)	$10,168	$38,222
Adjustments to EBITDA
Impairment of intangible assets (a)		3,196	2,460	12,185
Impairment of fixed assets (b)		72,973	74,534	75,594
Impairment of goodwill (c)		202,729	43,194	202,729
Severance costs (d)				4,117
Transition costs (e)		853		4,350
Migration costs (f)	1,884	2,580	7,011	2,580
Loss on assets held for sale (g)			3,753
Adjusted EBITDA	$22,122	$77,742	$141,120	$339,777

(a) 2015 relates to the impairment of an intangible asset in the U.S. The U.S. intangible impairment resulted from an assessment of the carrying value of our long-lived assets, which evaluation included amortizable intangible assets. The $2.5 million impairment ($1.6 million after-tax, or $0.01 per diluted share), which is related to our U.S. segment, is included in Impairment expense on the statements of operations. 2014 relates to the fourth quarter impairment of an intangible asset in the U.S. and the second quarter impairment of an intangible asset in Australia. The U.S. intangible impairment resulted from an assessment of the carrying value of our long-lived assets, which evaluation included amortizable intangible assets. The $3.2 million impairment ($2.1 million after-tax, or $0.02 per diluted share), which is related to our U.S. segment, is included in Impairment expense on the statements of operations. Due to the Spin-Off, and the resulting rebranding of the Company’s Australian operations from The Mac to Civeo Australia, it was determined that the fair value of an intangible asset associated with The Mac brand was zero. The $9.0 million impairment ($6.3 million after-tax, or $0.06 per diluted share), which is related to our Australia segment, is included in Impairment expense on the statements of operations.

(b) 2015 relates to the impairment of certain fixed assets which carrying value we have determined to not to be recoverable. The $74.5 million impairment ($52.0 million after-tax, or $0.49 per diluted share) is included in Impairment expense on the statements of operations. 2014 relates to the fourth quarter impairment of long-lived assets in the U.S. and Canada and the second quarter impairment of certain fixed assets which are not in our custody, and for which return has been determined to be uncertain. The $73.0 million fourth quarter impairment includes a $55.8 million fixed asset impairment ($36.3 million after-tax, or $0.34 per diluted share) in our U.S. segment and a $17.2 million impairment ($12.9 million after-tax, or $0.12 per diluted share) in our Canadian segment, is included in Impairment expense on the statements of operations. An additional second quarter impairment of $2.6 million ($1.7 million after-tax, or $0.02 per diluted share), which is related to our U.S. segment, is included in Impairment expense on the statements of operations.

(c) Relates to the impairment of goodwill. The $43.2 million impairment ($43.2 million after-tax, or $0.40 per diluted share) in 2015, which is related to our Canadian segment, is included in Impairment expense on the statements of operations. The $202.7 million impairment ($201.2 million after-tax, or $1.89 per diluted share) in 2014, which is related to our U.S. and Australian segments, is included in Impairment expense on the statements of operations.

(d) Relates to severance costs associated with the termination of an executive. The $4.1 million expense ($3.1 million after-tax, or $0.03 per diluted share), which is related to our Canadian segment, is included in Selling, general and administrative expenses on the statements of operations.

(e) Relates to transition costs incurred associated with becoming a stand-alone company. The $0.9 million and $4.4 million in costs ($0.6 million and $2.9 million after-tax, or $0.01 and $0.03 per diluted share, respectively), which are primarily corporate in nature, are included in Spin-off and formation costs on the statements of operations.

(f) Relates to costs incurred associated with the Company's redomiciliation to Canada. The $1.9 million and $7.0 million in 2015 costs ($1.2 million and $4.6 million, respectively, after-tax, or $0.01 and $0.05, respectively, per diluted share), which are primarily corporate in nature, are included in Selling, general and administrative costs on the statements of operations. The $2.6 million in 2014 costs ($1.7 million after-tax, or $0.02 per diluted share, respectively), which are primarily corporate in nature, are included in Selling, general and administrative costs on the statements of operations.

(g) Relates to the first quarter 2015 decision to close a manufacturing facility in the United States. As a result, the related assets were written down to their estimated sales proceeds, less costs to sell. We recorded a pre-tax loss of $3.8 million ($2.4 million after-tax, or $0.02 per diluted share), of which $1.1 million is included in Cost of sales and services and $2.7 million is included in Impairment expense on the statements of operations.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2015	2014	2015	2014

Supplemental Operating Data - Canadian Segment
Revenues
Lodge revenues (1)	$53,590	$117,516	$267,486	$497,216
Mobile, open camp and product revenues	12,187	32,986	76,763	164,200
Total Canadian revenues	$65,777	$150,502	$344,249	$661,416

Average available lodge rooms (2)	13,972	13,365	13,435	12,557

Rentable rooms (3)	9,841	11,005	10,054	11,007

Average daily rates (4)	$114	$145	$121	$146

Occupancy in lodges (5)	52%	80%	60%	85%

Canadian dollar to U.S. dollar	$0.749	$0.881	$0.783	$0.906

Supplemental Operating Data - Australian Segment
Revenues
Village revenues (1)	$26,660	$49,432	$135,964	$213,279

Average available village rooms (2)	9,064	9,296	9,180	9,271

Rentable rooms (3)	8,585	9,145	8,862	9,079

Average daily rates (4)	$69	$87	$74	$94

Occupancy in villages (5)	49%	67%	56%	68%

Australian dollar to U.S. dollar	$0.720	$0.856	$0.752	$0.902

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms relate to Canadian lodges and Australian villages and includes rooms that are utilized for our personnel.

(3) Rentable rooms relate to Canadian lodges and Australian villages and excludes rooms that are utilized for our personnel and out of service rooms.

(4) Average daily rate is based on rentable rooms and lodge/village revenue.

(5) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out of service rooms.

Contacts:

Frank C. Steininger
Civeo Corporation
Senior Vice President and Chief Financial Officer
713-510-2400

Anne Pearson / Lisa Elliott
Dennard ▪ Lascar Associates
713-529-6600